Exhibit 10.1

LOAN AND SECURITY AGREEMENT

This LOAN AND SECURITY AGREEMENT is dated effective March 10, 2021 (“Effective Date”) between WESTERN ALLIANCE BANK, an Arizona corporation (“Lender”), with a place of business located at 2701 East Camelback Road, Suite 110, Phoenix, Arizona 85016, and INPOINT REIT OPERATING PARTNERSHIP, LP, a Delaware limited partnership (“Borrower”), whose address is c/o SPCRE InPoint Advisors, LLC, 375 Park Avenue, 33rd Floor, New York, NY 10152.

The parties agree as follows:

1.DEFINITIONS AND CONSTRUCTION.

1.1Definitions.  As used in this Agreement, the following terms shall have the following definitions:

“Account Funds” has the meaning set forth in Section 2.4.

“Act” means all present and future laws, regulations, statutes, common law, rules, ordinances, codes, licenses, permits, orders, approvals, plans, authorizations, concessions, franchises, and similar items of any federal, state, or local government, instrumentality, or body, as the same may be amended, modified, or supplemented from time to time related to Hazardous Materials.

“Additional Sums” has the meaning set forth in Section 2.3(e).

“Adjusted Pre-Tax Profitability” means the combined pre-tax net income of Guarantor as determined in accordance with GAAP on a consolidated basis.

“Advance” or “Advances” means borrowings from time to time in accordance with this Agreement.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person.  For purposes of this definition, “control” as applied to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract, or otherwise.

“Agreement” means this Loan and Security Agreement and any extensions, riders, supplements, notes, amendments, or modifications to or in connection with this Loan and Security Agreement.

“Allonge and Endorsement” means an attachment to an Eligible Note containing the endorsement by Borrower of the Eligible Note (in blank and undated), substantially in the form attached hereto as Exhibit B and incorporated herein by this reference.

“Appraised Eligible Note” means each Eligible Note for which a current, qualified appraisal performed by an appraiser acceptable to Lender in its sole discretion has been performed prior to an Advance against such Eligible Note.

“Assignment of Deed of Trust” shall mean each assignment of a Note Mortgage executed and delivered by Borrower to Lender in connection with any Collateral to be secured by real property, substantially in the form attached hereto as Exhibit C and incorporated herein by this reference.

“Authorized Officer” means any manager or officer of Borrower, any Person authorized by law, or other Person designated in writing as an authorized officer by Borrower to Lender.

“Bankruptcy Code” means the United States Bankruptcy Code (11 U.S.C. § 101 et seq.), as amended, and any successor statute.

“Borrower” has the meaning set forth in the preamble to this Agreement.

“Borrower’s Books” means all of Borrower’s books and records including all ledgers; records indicating, summarizing, or evidencing Borrower’s properties or assets (including the Collateral) or liabilities; all information relating to Borrower’s business operations or financial condition; and all computer programs, disc or tape files, printouts, runs, or other computer prepared information, and the equipment containing such information.

“Borrower’s Loan Amount” means the total principal amount advanced to Borrower under this Agreement.

“Borrowing Base” shall mean

(a)With respect to Eligible Notes secured by CRE Multifamily Property, CRE Mixed Use Property, CRE Office Property and CRE Industrial Property, the lesser of (i) an amount equal to seventy percent (70.00%) of the unpaid principal balance of those Collateral loans that are deemed to be Eligible Notes by Lender, in Lender’s reasonable judgment, or (ii) an amount equal to fifty percent (50.00%) of the appraised value based on the after repaired value (as reflected in the most recent appraisal of the underlying real property collateral delivered by Borrower to, and accepted and approved by, Lender) of the underlying real property collateral securing those Collateral loans that are deemed to be Eligible Notes by Lender, in Lender’s reasonable judgment, up to the Maximum Amount;

(b)With respect to Eligible Notes secured by CRE Retail Property or vacant land, the lesser of (i) an amount equal to sixty percent (60.00%) of the unpaid principal balance of those Collateral loans that are deemed to be Eligible Notes by Lender, in Lender’s reasonable judgment, or (ii) an amount equal to forty-five percent (45.00%) of the appraised value based on the after repaired value (as reflected in the most recent appraisal of the underlying real property collateral delivered by Borrower to, and accepted and approved by, Lender) of the underlying real property collateral syecuring those Collateral loans that are deemed to be Eligible Notes by Lender, in Lender’s reasonable judgment, up to the Maximum Amount; and

(c)With respect to Eligible Notes secured by CRE Hospitality Property, the lesser of (i) an amount equal to fifty-five percent (55.00%) of the unpaid principal balance of those Collateral loans that are deemed to be Eligible Notes by Lender, in Lender’s reasonable judgment, or (ii) an amount equal to forty-five percent (45.00%) of the appraised value based on the after repaired value (as reflected in the most recent appraisal of the underlying real property collateral delivered by Borrower to, and accepted and approved by, Lender) of the underlying real property collateral syecuring those Collateral loans that are deemed to be Eligible Notes by Lender, in Lender’s reasonable judgment, up to the Maximum Amount.

Notwithstanding the foregoing or anything to the contrary herein, in no event shall Advances on any single Eligible Note exceed $25,000,000.00 and Advances on any single Eligible Note in excess of $7,500,000.00 shall be subject to Lender’s prior approval. In addition, no Eligible Note secured by CRE Hospitality Property shall become part of the Borrowing Base until Lender’s hospitality franchise finance group has approved such Eligible Note.  Lender has no obligation, at any time, to advance funds in excess of the Maximum Amount.

“Borrowing Base Certificate” means, as of any date a certificate setting forth the Borrowing Base in substantially the form of Exhibit A attached hereto, prepared by and certified by an Authorized Officer of Borrower.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which national banks are authorized or required to close.

“Capitalized Costs” means Protective Advances and other costs incurred by Borrower to acquire and maintain the Eligible Notes and the Collateral.

“Change of Control” shall be deemed to have occurred if (i) Guarantor shall no longer possess the power to direct the management and policies of Borrower, directly or indirectly, whether through the ownership of voting securities or other beneficial interests, by contract or otherwise, or (ii) SPCRE InPoint Advisors, LLC, a wholly-owned subsidiary of Sound Point Capital Management LP, is no longer involved in the management of Borrower.

“Closing Date” means the date of the initial Advance.

“Code” means the Uniform Commercial Code, as enacted in the State of Arizona, as amended from time to time.

“Collateral” means all of the following, whether now existing or hereafter acquired:

(i)(a) the Eligible Notes, (b) the Note Files, (c) the funds in the Collection Account and REO, (d) the records, and all servicing rights related to the Eligible Notes, the Note Mortgages and any other documents executed in connection with the Eligible Notes, (e) any property relating to any Eligible Notes or the related mortgaged property, (f) any takeout commitments relating to any Eligible Notes, (g) all insurance policies and insurance proceeds relating to any Eligible Notes or the related mortgaged property including, but not limited to, any payments or proceeds under any related primary insurance or hazard insurance, any income (whether principal, interest, dividends or other distributions) relating to any Eligible Notes;

(ii) Borrower’s operating account, settlement account and servicing account established with Lender, and any other contract rights, accounts, deposit accounts (including any interest of the Borrower in escrow accounts) and any other payments, rights to payment (including payments of interest or finance charges) and general intangibles to the extent that the foregoing relates to any Eligible Notes and any other assets relating to the Eligible Notes (including, without limitation, any other accounts) or any interest in the Eligible Notes, the servicing of the Eligible Notes; together with

(iii)all substitutions and replacements for and products of such property;

(iv)any money or other assets of Borrower that come into the possession, custody, or control of Lender now or in the future, other than any money which is identifiable to a third party custodial account;

(v)all books and records of Borrower; and

(vi)all products and proceeds whether tangible or intangible, of any of the foregoing including proceeds of insurance covering any or all of the foregoing, and any and all accounts, money, deposit accounts, judgments, attachments, claims for relief, levies, causes of action or other tangible or intangible property resulting from the sale, foreclosure, exchange, collection, or other disposition of any of the foregoing, or any portion thereof or interest therein, and the proceeds thereof.

“Collection Account” has the meaning set forth in Section 2.4.

“Conversion Maturity Date” has the meaning set forth in Section 4.10.

“Covenant Compliance Certificate” means a certificate executed by an officer of Borrower substantially in the form attached hereto as Exhibit D.

“CRE Hospitality Property” means commercial, hospitality real property.

“CRE Industrial Property” means commercial, industrial real property.

“CRE Mixed Use Property” means mixed use commercial real property.

“CRE Multifamily Property” means non-owner occupied, multifamily (more than four units) residential real property held for rent.

“CRE Office Property” means commercial, office real property.

“CRE Retail Property” means commercial, retail real property.

“Custodial Agreement” means any custodial agreement entered into between a Custodian, Borrower and Lender reflecting an agreement to act as custodian or bailee on behalf of Lender respecting some or all of the Collateral.

“Custodian” means Lender or another Person, acting as Lender’s custodian respecting some or all of the Collateral.

“Daily Balance” means the amount of all Obligations owed at the end of a given day.

“Debt (Global)” means all principal and interest owed by Guarantor (including, without limitation, any Indebtedness of any Affiliate of Guarantor which pursuant to GAAP is consolidated into the balance sheet of Guarantor) on any and all loan obligations of Guarantor to any Person.

“Debt Service Coverage Ratio” means the ratio of Guarantor’s Adjusted Pre-Tax Profitability plus interest expense, depreciation, and amortization, divided by all of Guarantor’s existing and proposed payments on its Indebtedness.

“Effective Date” shall have the meaning set forth in the preamble.

“Eligible Note” means each promissory note or other evidence of indebtedness executed by a third party in favor of Borrower (or assigned to Borrower by valid Allonge and Endorsement), together with all assignments, allonges, mortgages, trust deeds, amendments or modifications thereto or replacements or substitutions therefor, that is assigned to Lender and accepted by Lender in its sole discretion to Advance against.  Eligible Notes shall not include, and Lender shall not advance against (and such Eligible Notes shall not be included in the Borrowing Base) any Nonperforming Notes or other Ineligible Collateral.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, or any predecessor, successor, or superseding laws of the United States of America, together with all regulations promulgated thereunder.

“Event of Default” has the meaning set forth in Section 8.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Extension” has the meaning set forth in Section 2.8.

“FEIN” means Federal Employer Identification Number.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

“Global Debt to Tangible Net Worth Ratio” shall mean, at any given time, the ratio of (a) Debt (Global) to (b) Tangible Net Worth of Guarantor.

“Guarantor” means InPoint Commercial Real Estate Income, Inc., a Maryland corporation.

“Guaranty” means the Guaranty Agreement, in form and substance satisfactory to Lender, pursuant to which Guarantor guarantees repayment of all or a portion of the Obligations.

“Hazardous Materials” means:

(a)those substances as defined as “hazardous substances,” “hazardous materials,” “toxic substances,” or “solid waste” in the Comprehensive Environmental Response, Compensation and Liability Act, Resource Conservation and Recovery Act, 42 U.S.C. §6901 et seq. (“RCRA”), or the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq.;

(b)those substances designated as a “hazardous substance” under or pursuant to the Federal Water Pollution Control Act, 33 U.S.C. §1257 et seq., or defined as a “hazardous waste,” under or pursuant to RCRA;

(c)those substances listed in the United States Department of Transportation Table (40 CFR 172.101 and amendments thereto) or by the Environmental Protection Agency (or any successor agency) as hazardous substances (40 CFR Part 302 and amendments thereto); and

(d)such other substances, materials and wastes which are regulated under any act, or which are classified as hazardous or toxic under any Act.

All of the statutes, acts, codes, sections and tables listed above shall include all amendments, modifications and supplements thereto, together with all regulations promulgated pursuant to such statutes, acts, codes, sections and tables.

“Indebtedness” means all items of indebtedness or liability which in accordance with GAAP would be included in determining total liabilities as shown on the liabilities side of a balance sheet, and in any event including: (a) all obligations of Borrower for borrowed money; (b) all obligations of Borrower evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations of Borrower in respect of letters of credit, letter of credit guaranties, bankers acceptances, interest rate swaps, controlled disbursement accounts, or other financial products; (c) all obligations under capitalized leases; (d) all obligations or liabilities of others secured by a lien or security interest on any property or asset of Borrower, irrespective of whether such obligation or liability is assumed; and (e) any obligation that is of Borrower guaranteeing or intended to guarantee (whether guaranteed, endorsed, co-made, discounted, or sold with recourse to Borrower) any indebtedness, lease, dividend, letter of credit, or other obligation of any other Person (other than guarantees for the obligations of wholly owned subsidiaries which may be permitted under the Loan Documents).

“Indemnified Persons” means Lender and its parents, subsidiaries, affiliates and participants, and each of their officers, directors, agents, employees, trustees, receivers, executors, and administrators, and the heirs, successors, and assigns of all of the foregoing, except for third-party purchasers of real property at foreclosure or from Lender after foreclosure or deed in lieu of foreclosure.

“Ineligible Collateral” means the following types of Collateral:

(1.)	REO;
(2.)	Nonperforming Notes;
(3.)	Note Mortgages that have been subordinated;

(4.)

Note Mortgages on mortgaged property with uses other than CRE Multifamily Property, CRE Mixed Use Property, CRE Office Property, CRE Retail Property, CRE Industrial Property, CRE Hospitality Property and vacant land;

(5.)	Note Mortgages for ground-up construction;
(6.)	Eligible Notes secured by Note Mortgages which have original maturities of greater than sixty (60) months;
(7.)	Note Mortgages which have been included in the Borrowing Base for thirty six (36) consecutive calendar months or more;
(8.)

Note Mortgages securing bridge loans or renovation loans on (i) CRE Multifamily Property, CRE Mixed Use Property or CRE Industrial Property where the related Advances under this Agreement after giving effect to the subject requested Advance in the aggregate exceed $75,000,000, (ii) CRE Office Property where the related Advances under this Agreement after giving effect to the subject requested Advance in the aggregate exceed $37,500,000 or (iii) CRE Retail Property, CRE Hospitality Property or vacant land where the related Advances under this Agreement after giving effect to the subject requested Advance in the aggregate exceed $18,750,000;

(9.)	Note Mortgages secured by mortgaged property located outside of the one hundred (100) largest metropolitan statistical areas; and
(10.)	Any other Collateral deemed ineligible by Lender in its reasonable discretion.

“Initial Maturity Date” has the meaning set forth in Section 3.3.

“Insolvency Proceeding” means any action commenced by or against any Person under any provision of the Bankruptcy Code or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with its creditors, or proceedings seeking receivership, reorganization, arrangement, or other similar relief.

“Insurance Policy” means any and all policies of insurance which Borrower obtains, or is required to obtain, on the Collateral and shall include, but not be limited to, the policies described in Section 6.12 hereof.

“IRC” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

“Lender” has the meaning set forth in the preamble to this Agreement.

“Lender Expenses” means all documented: costs, Non-Third Party Expenses, fees and other expenses (including taxes, photocopying, notarization, telecommunication and insurance premiums) required to be paid by Borrower under any of the Loan Documents that are paid or advanced by Lender; fees, costs and premiums relating to documentation, cash management fees, filing, recording, title insurance, publication, appraisal or broker’s opinions of value (including periodic Collateral appraisals), real estate survey, real property taxes on any real property, should Lender elect to pay them, environmental audit, Custodian and search fees assessed, paid, or incurred by Lender in connection with Lender’s transactions with Borrower; costs and expenses incurred by Lender in determining, from time to time, the value of the Eligible Notes; costs and expenses incurred by Lender in the asset reviews set forth in Section 2.7(c); costs and expenses incurred by Lender in preserving the value of the Collateral; charges paid or incurred by Lender resulting from the dishonor of checks; costs and expenses paid or incurred by Lender to correct any default or enforce any provision of the Loan Documents, or in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated; costs and expenses paid or incurred by Lender in examining Borrower’s Books; costs and expenses of third party claims or any suit paid or incurred by Lender in enforcing or defending the Loan Documents; and Lender’s attorneys’ fees and expenses incurred in advising, structuring, drafting, reviewing, administering, amending, terminating, enforcing (including attorneys’ fees and expenses incurred in connection with a “workout,” a “restructuring,” or an Insolvency Proceeding concerning Borrower or any guarantor of the Obligations), defending, or concerning the Loan Documents, irrespective of whether suit is brought.

“Liabilities” shall have the meaning usually given that term in accordance with GAAP.

“Loan” has the meaning set forth in Section 2.1.

“Loan Conversion” has the meaning set forth in Section 4.10.

“Loan Documents” means this Agreement, each Guaranty, the Promissory Note, any other note or notes executed by Borrower or Guarantor and payable to Lender, and any other agreement entered into in connection with this Agreement, together with every other agreement, note, document, contract or instrument to which Borrower now or in the future may be a party and which may be required by Lender in connection with, or as a condition to, the execution of this Agreement and every amendment, modification or substitution therefor.

“Losses” means any and all losses, liabilities, contingent liabilities, damages, obligations, claims, contingent claims, actions, suits, proceedings, disbursements, penalties, costs, and expenses (including, without limitation, actual attorneys’ fees and costs of counsel retained by Lender to monitor the proceedings and actions of Borrower in satisfying its obligations hereunder, and to advise and represent Lender with respect to matters related hereto, including, without limitation, fees incurred pursuant to 11 U.S.C. §101 et seq. and all other professional or consultants’ fees and expenses), whether or not an action or proceeding is commenced or threatened.

“Maturity Date” means the Initial Maturity Date or the Conversion Maturity Date, but subject to earlier acceleration upon the terms and conditions provided in the Promissory Note.

“Maximum Amount” means $75,000,000.00 unless this amount is expressly reduced or increased under the terms of this Agreement, in which event it means such lower or higher amount.

“Monthly Settlement Date” has the meaning set forth in the Promissory Note.

“Nonperforming Note” means (i) a Note greater than sixty (60) days past due, (ii) a Note upon which foreclosure has been commenced, (iii) a Note whose obligor has filed or has filed against it an Insolvency Proceeding, or (iv) a Note that is otherwise in default or which is in forbearance.

“Note” means each promissory note or other evidence of indebtedness executed by a third party maker in favor of Borrower (or assigned to Borrower by valid Allonge and Endorsement), and if Lender elects in its sole discretion, each deed evidencing REO, together with all assignments, allonges, mortgages, trust deeds, amendments or modifications thereto or replacements of substitutions therefor.

“Note File” means and shall include: (a) the Eligible Note bearing all intervening endorsements, or a lost Note affidavit reasonably acceptable to Lender, endorsed in blank, (b) a conformed copy of the Note Mortgage bearing the original recording information, (c) an original “Assignment of Mortgage” in favor of Lender for each Note Mortgage, in form and substance acceptable for recording and signed in the name of Borrower by an authorized Person on behalf of Borrower, (d) the originals or copies of recorded intervening assignments of mortgage, if any, with evidence of recording thereon, showing an unbroken chain of title from the originator thereof to Borrower, (e) the original attorney’s opinion of title and abstract of title or the original or copy of mortgagee title insurance policy, or if the mortgagee title insurance policy has not been issued, a copy of the irrevocable commitment to issue the same, related to the Note Mortgage, and (f) if any of the above documents has been executed by a person holding a power of attorney for Borrower, as notified to the Custodian in writing, an original of such power of attorney.

“Note Mortgage” means each deed of trust, mortgage, security agreement, or other document or instrument encumbering real and any personal property, which serves as collateral for the repayment of the Eligible Notes.

“Obligations” means all loans, advances, debts, principal, interest (including any interest that, but for the provisions of the Bankruptcy Code, would have accrued), premiums, liabilities (including all amounts charged to Borrower’s loan account pursuant to any agreement authorizing Lender to charge Borrower’s loan account), obligations, fees, lease payments, guaranties, covenants, and duties owing by Borrower to Lender of any kind and description (whether pursuant to or evidenced by the Loan Documents, by any note or other instrument, or pursuant to any other agreement between Lender and Borrower, and irrespective of whether for the payment of money), whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including any debt, liability, or obligation owing from Borrower to others that Lender may have obtained by assignment or otherwise, and further including all interest not paid when due and all Lender Expenses that Borrower is required to pay or reimburse by the Loan Documents, by law, or otherwise.

“Permitted Liens” means: (a) liens and security interests held by Lender; (b) liens for unpaid taxes which are not at imminent risk of foreclosure or automatic divestiture of title; (c) exceptions listed in the title insurance, if any, or property profiles in respect of the real property which serves as collateral for the repayment of the Eligible Notes, and (d) such other liens approved by Lender in its sole discretion.

“Permitted Indebtedness” means: (a) Borrower’s Indebtedness to Lender under this Agreement; (b) unsecured indebtedness to trade creditors incurred in the ordinary course of business; (c) indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business; and (d) any indebtedness of the Borrower in connection with the issuance of any future CRE CLO product or other securitization.

“Person” means and includes natural persons, corporations, limited liability companies, limited partnerships, general partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations or associations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

“Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) which Borrower or any ERISA Affiliate sponsors or maintains or to which Borrower or any ERISA Affiliate makes, is making, or is obligated to contribute.

“Promissory Note” means the promissory note, dated as of the Closing Date, in the stated principal amount of $75,000,000.00, executed by Borrower and payable to the order of Lender, in form and substance satisfactory to Lender, and all amendments, extensions, renewals, replacements, increases, and modifications thereof.

“Protective Advances” means amounts actually paid by Borrower to governmental agencies or other Persons to reduce or pay in full senior liens or delinquent taxes, municipal charges or assessments, or environmental fees or costs on property encumbered by any Note Mortgages.

“REO” means real or personal property acquired by Borrower through exercise of foreclosure or other collection remedies.

“Solvent” means, with respect to any Person on a particular date, that on such date (a) at fair valuations, all of the properties and assets of such Person are greater than the sum of the debts, including contingent liabilities, of such Person, (b) the present fair salable value of the properties and assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its properties and assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts beyond such Person’s ability to pay as such debts mature, and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s properties and assets would constitute unreasonably small capital after giving due consideration to the prevailing practices in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that reasonably can be expected to become an actual or matured liability.

“Stated Interest Rate” has the meaning in Section 3 of the Promissory Note.

“Tangible Net Worth” means, for any Person at any particular time, all amounts which, in conformity with GAAP would be included as owner’s equity on a balance sheet of a Person, on a consolidated basis; but excluding (a) all assets which are properly classified as intangible assets, and (b) all loans and advances to any owner, officer, or employee of such Person.

“Termination Date” has the meaning set forth in Section 3.3.

“Unused Amount” has the meaning set forth in Section 2.7(b).

“Voidable Transfer” has the meaning set forth in Section 15.8.

1.2Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. When used herein, the term “financial statements” shall include the notes and schedules thereto. Whenever the term “Borrower” is used in respect of a financial covenant or a related definition, it shall be understood to mean Borrower and its subsidiaries on a consolidated basis unless the context clearly requires otherwise.

1.3Code. Any terms used in this Agreement which are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein.

1.4Construction. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the term “including” is not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Section, subsection, clause, schedule, and exhibit references are to this Agreement unless otherwise specified. Any reference in this Agreement or in the Loan Documents to this Agreement or any of the Loan Documents shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, and supplements, thereto and thereof, as applicable.

1.5Schedules and Exhibits. All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

2.LOAN AND TERMS OF PAYMENT.

2.1Advances.

(a)Subject to the terms and conditions of this Agreement, Lender agrees to make one or more Advances to Borrower (collectively, the “Loan”) secured by Collateral in an amount established by the Borrowing Base and in compliance with the limits and sublimits set forth on the matrix attached hereto as Exhibit E.  In connection with each Advance, Eligible Notes, including the security interests securing the Eligible Notes, shall be assigned to Lender in blank in form satisfactory to Lender in its sole and absolute discretion.

(b)At any time, if the amount of the Obligations (excluding interest) exceeds the Borrowing Base, Borrower shall, within fifteen (15) days after written notice from Lender:  (i) pay the difference to Lender; or (ii) provide to Lender a lien and security interest in additional collateral acceptable to Lender in its sole and absolute discretion.

(c)Lender shall have no obligation to make Advances hereunder to the extent they would cause the outstanding Obligations under this Section 2.1 to exceed the Maximum Amount.

(d)Lender is authorized to make Advances under this Agreement based upon telephonic, or electronic (including email), or other instructions received from any person purporting to be an Authorized Officer of Borrower. Any Advance requested by Borrower and made by Lender hereunder shall be made to such designated deposit accounts as Borrower’s Authorized Officer shall direct. Amounts borrowed pursuant to this Section 2.1 may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement, without premium or penalty.

2.2Promissory Note.  The Loan shall be evidenced by, be repayable, and accrue interest in accordance with, the Promissory Note.  Subject to the terms and conditions in this Agreement, the Promissory Note, and the other Loan Documents, Borrower may borrow, repay, and re-borrow under the Promissory Note in whole or in part (subject to Section 2.1(c)).  The unpaid principal balance of the Promissory Note shall be repaid as provided therein.

2.3Interest; Rates, Payments, and Calculations.

(a)Interest Rate. Subject to Section 2.3(b), the Obligations shall bear interest, on the actual Daily Balance, at the Stated Interest Rate.

(b)Default Rate. The Obligations shall bear interest, from and after the occurrence and during the continuance of an Event of Default at a rate equal to five percentage points (5.00%) above the Stated Interest Rate.

(c)Payments. All accrued unpaid Interest on the Loan shall be due and payable by Borrower on each Monthly Settlement Date during the term of the Loan. Borrower may request, which request Lender may or may not approve in its sole and absolute discretion, that Lender charge such interest and all installments or other payments due under the Loan Documents to Borrower’s loan account, which amounts shall thereafter accrue interest at the rate then applicable under this Agreement.

(d)Computation. All interest and fees chargeable under the Loan Documents shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed.

(e)Additional Sums.  All fees, charges, goods, things in action or any other sums or things of value, other than the interest resulting from the Stated Interest Rate and the Default Rate, paid or payable by Borrower (collectively, the “Additional Sums”), whether pursuant to this Agreement or the other Loan Documents or any other document or instrument in any way pertaining to this lending transaction, or otherwise with respect to this lending transaction, that, under the laws of the State of Arizona, may be deemed to be interest with respect to this lending transaction, for the purpose of any laws of the State of Arizona that may limit the maximum amount of interest to be charged with respect to this lending transaction, shall be payable by Borrower as, and shall be deemed to be, additional interest, and for such purposes only, the agreed upon and “contracted for rate of interest” of this lending transaction shall be deemed to be increased by the rate of interest resulting from the Additional Sums.  Borrower understands and believes that this lending transaction complies with the usury laws of the State of Arizona; however, if any interest or other charges in connection with this lending transaction are ever determined to exceed the maximum amount permitted by law, then Borrower agrees that:  (a) the amount of interest or charges payable pursuant to this lending transaction shall be reduced to the maximum amount permitted by law; and (b) any excess amount previously collected from Borrower in connection with this lending transaction that exceeded the maximum amount permitted by law, will be credited against the principal balance then outstanding hereunder.  If the outstanding principal balance hereunder has been paid in full, the excess amount paid will be refunded to Borrower.

(f)Compensating Balances.  So long as any portion of the Obligations of Borrower to Lender remain outstanding, Borrower’s and Guarantor’s and any Affiliate’s average unrestricted aggregate deposit account balances with Lender, measured quarterly for the previous three (3) calendar months, shall together not be less than $3,750,000.00.  In the event the compensating balances set forth in this Section are not met for any calendar quarter, the Stated Interest Rate set forth in the Promissory Note shall increase automatically by one-quarter of one percent (0.25%) per annum for the quarter in which the compensating balances in this Section are not maintained. The compensating balances will be tested quarterly, commencing on June 30, 2021, and to the extent that the average unrestricted aggregate deposit account balances once again exceed $3,750,000.00, the interest rate shall be re-set to the Stated Interest Rate.

(g)Term Loan Conversion. In the event the Loan is converted to a term loan pursuant to Section 3.7 below, then:

(i)Commencing on the Conversion Date, and continuing on the same day of each and every calendar month thereafter until the Conversion Maturity Date, Borrower shall pay to Lender monthly installment payments of principal and interest in an amount as calculated by Lender to fully amortize the outstanding principal balance of the Promissory Note over a one hundred twenty (120) month period (measured for a 120 month period commencing as of the Conversion Date), and calculated using the Stated Interest Rate; and

(ii)In addition to the monthly installment payments of principal and interest, as set forth in clause (a) above, commencing the Conversion Date, and continuing on the last day of each April, July, October and January until the Conversion Maturity Date, Borrower shall pay to Lender quarterly installment payments of principal, each in an amount equal to twelve and one-half percent

(12.5%) of the then outstanding principal balance of the Promissory Note.

2.4Collection Accounts and Application to Loan.

(a)The Collection Account.  Borrower has granted a security interest to Lender in the Collateral, including all of its accounts.  Except as otherwise agreed by both parties in writing, all proceeds of accounts and other Collateral, upon receipt or collection by the Borrower or upon remittance by the Borrower’s subservicer designee, shall be deposited each Business Day into a deposit account of Borrower established with Lender (the “Collection Account”). Funds so deposited (“Account Funds”) are the property of Borrower for the benefit of Lender to the extent of the Obligations.

(b)Disbursements from the Collection Account.  Provided that no Event of Default has occurred and is continuing, to the extent that funds remain in the Collection Account, on each Monthly Settlement Date, Lender shall disburse from the Collection Account, for the benefit of Borrower, first, an amount equal to the amount of interest, fees and other charges due and payable to the Lender on such date, second, any principal payments required to be paid to maintain the Borrowing Base formula, and third, the excess to an account designated by Borrower.

(c)Payment of Accounts by Borrower’s Account Debtors.  At any time when there is no continuing Event of Default, Borrower or its subservicer designee shall be entitled to collect checks for payment from its account debtors, provided that Borrower or its subservicer designee causes all such payments to be deposited into the Collection Account in the manner contemplated in Section 2.4(a).  At any time following an Event of Default and while such Event of Default is continuing, Borrower shall instruct its subservicer designee or all account debtors to make payments, as Lender shall designate, either to a lockbox for deposit by Lender directly to the Collection Account, or to the Collection Account by wire transfer, ACH, or other means as Lender may direct for direct application to the Loan. If Borrower receives a payment or the proceeds of Collateral directly, Borrower will promptly deposit the payment or proceeds into the Collection Account. Until deposited, it will hold all such payments and proceeds in trust for Lender without co-mingling with other funds or property.  All deposits held in the Collection Account shall constitute proceeds of Collateral and shall not constitute payment of the Obligations.

(d)Unavailability of Funds in the Collection Account.  The unavailability of funds in the Collection Account, whether due to the application of all remaining funds to the amounts due and payable under the Promissory Note, or the continuance of an Event of Default, shall not excuse Borrower from any of its obligations under the Loan Documents.  Borrower acknowledges that if the funds on deposit in the Collection Account will not be sufficient to cover all interest that accrues under the Promissory Note and that Borrower will be required to pay all interest, fees and other charges not covered by the Collection Account disbursements permitted under Section 2.4(b) above in order to avoid a default under the Promissory Note.

2.5Crediting Payments; Application of Collections.  The receipt of any wire transfer of funds, check, or other item of payment shall be applied to provisionally make the payments required by Section 2.4(b) above, but shall not be considered a payment on account unless such wire transfer is of immediately available federal funds and is made to the appropriate deposit account of Lender or unless and until such check or other item of payment is honored when presented for payment. Should any check or item of payment not be honored when presented for payment, then Borrower shall be deemed not to have made such payment, and interest shall be recalculated accordingly. Anything to the contrary contained herein notwithstanding, any wire transfer, check, or other item of payment shall be deemed received by Lender only if it is received into Lender’s operating account on or before 3:00 p.m. Phoenix, Arizona time. If any wire transfer, check, or other item of payment is received into Lender’s operating account after 3:00 p.m. Phoenix, Arizona time it shall be deemed to have been received by Lender as of the opening of business on the immediately following Business Day.

2.6Statements of Obligations.  Lender may render statements to Borrower of the Obligations, including principal, interest, fees, and including an itemization of all charges and expenses constituting Lender Expenses owing, and absent manifest error, such statements shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrower and Lender unless, within forty five (45) days after receipt thereof by Borrower, Borrower shall deliver to Lender written objection thereto describing the error or errors contained in any such statements.

2.7Fees.  Borrower shall pay to Lender the following fees:

(a)Origination Fee.  Borrower shall pay Lender a fully-earned and non-refundable origination fee equal to twenty five one hundredths percent (0.25%) of the Maximum Amount, which fee shall be due and payable on or before the Closing Date and will be less any amounts that have been prepaid by Borrower to Lender prior to the Closing Date including, but not limited to, the origination fee paid by Borrower to Lender.

(b)Unused Line Fee.  For the purposes of this Section 2.7(b), “Unused Amount” means fifty percent (50%) of the Maximum Amount reduced by outstanding Advances.  Commencing on the first day of the first calendar quarter following the 180th day following the Effective Date, Borrower agrees to pay to Lender an unused line fee at the rate of one-quarter of one percent (0.25%) per annum on the average daily Unused Amount during the quarter, due and payable quarterly in arrears on the next succeeding quarter.

(c)Financial Audit/Collateral Exam Fees.  Borrower shall pay to Lender $250.00 for review by Lender of each Note within Borrower’s portfolio to be assigned to Lender in connection with an Advance. With regard to exams, audits, inspections, or valuations as expressly required by (and subject to the terms of) this Agreement or any of the other Loan Documents, Borrower shall also pay Lender’s actual fees incurred, for third parties, in connection with any such exams, audits, inspections, or valuations conducted by or on behalf of Lender of any Collateral or of the Borrower’s operations or business, or any appraisals of real property subject to the lien of a Note Mortgage, together with any related out-of-pocket costs and expenses incurred by Lender with regard to any of the same, including, without limitation, legal expenses.

(d)Upon the occurrence and during the continuance of any Event of Default, Borrower shall pay to Lender any and all costs including, without limitation, any filing or recording fees and any other applicable miscellaneous fees.

2.8Extension of Maturity Date; Extension Fee.  Provided that Borrower is in compliance with all covenants set forth in this Agreement, and no Event of Default or any other occurrence, circumstance or event, or any combination thereof, which, with the lapse of time and/or the giving of notice, would constitute an Event of Default under this Agreement or the other Loan Documents shall have occurred and be continuing, Borrower may request to extend the Initial Maturity Date for a period of one (1) year upon notice to Bank not more than ninety (90) or less than thirty (30) days prior to the then-current Initial Maturity Date (each, an “Extension”).  Each Extension shall be subject to Bank’s approval in its sole and absolute discretion.  If a requested Extension is not granted, Lender shall have no obligations to make Advances following the then-current Initial Maturity Date, and Borrower shall repay the Loan as set forth in the Promissory Note.

3.CONDITIONS; TERM OF AGREEMENT.

3.1Conditions Precedent to Initial Advance. The obligation of Lender to fund the initial Advance is subject to the fulfillment, to the satisfaction of Lender in its sole discretion, of each of the following conditions:

(a)The representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of the funding, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date);

(b)No Event of Default shall have occurred and be continuing on the date of the funding nor shall such an Event of Default immediately result from the making of the funding;

(c)No injunction, writ, restraining order, or other order of any nature prohibiting, directly or indirectly, the making of such funding shall have been issued and remain in force by any governmental authority against Borrower, Guarantor or Lender or any of their Affiliates;

(d)Lender shall have received each of the Loan Documents, duly executed, and each such document shall be in full force and effect;

(e)Borrower shall have provided evidence satisfactory to Lender that its lien in the Collateral is a lien of first-priority;

(f)Borrower shall have delivered to Lender or its Custodian, if Lender so directs Borrower, each Note File;

(g)Lender shall have received a certificate from the manager or members of Borrower, and from the board of directors of Guarantor, as required, attesting to the resolutions of Borrower’s members and managers or Guarantor’s board of directord authorizing its execution and delivery of all of the documents and of this Agreement and the other Loan Documents to which Borrower or such Guarantor is a party and authorizing specific officers, managers or members, as applicable, of Borrower or Guarantor to execute same;

(h)Lender shall have received copies of Borrower’s, and Guarantor’s, formation documents and any operating agreements, member or managers agreements, as applicable, as amended, modified, or supplemented to the Closing Date, certified as being true, correct and complete by the authorized officers, members or managers, as applicable, of Borrower and Guarantor;

(i)Lender shall have received a certificate of limited liablity company status or corporate status, as applicable, with respect to Borrower and Guarantor by the Secretary of State of its state of formation, which certificate shall indicate that such entity is in good standing;

(j)Borrower shall have confirmed to Lender that each property encumbered by a Note Mortgage and securing an Eligible Note is insured by a policy of casualty insurance meeting the requirements of Section 6.12 hereof;

(k)Lender shall have received the copies of the policies of insurance, together with the endorsements thereto, as are required by Section 6.12 hereof, the form and substance of which shall be satisfactory to Lender in its sole and absolute discretion;

(l)Payment of Lender’s fees and reimbursable costs and expenses due under this Agreement through the date of initial Advance, including without limitation, all legal expenses, filing and recording fees, incurred through the date of the closing of this Agreement, shall have been made to Lender;

(m)Evidence Borrower is licensed or qualified to transact business in all jurisdictions where the character of the property owned or leased or the nature of the business transacted by it makes such licensing or qualification necessary, shall have been made to Lender;

(n)A Customer Identification Information Form and such other forms and verification as Lender may need to comply with the U.S.A. Patriot Act and other applicable laws and regulations;

(o)No material adverse change shall have occurred relative to Borrower, Borrower’s business activities, operations and projections, the Collateral, or the liens, security interest, or rights of Lender;

(p)Borrower shall have provided an appraisal for each property encumbered by a Note Mortgage; and

(q)Such other documents as Lender in its reasonable discretion may require.

3.2Conditions Precedent to Subsequent Advances.  The following shall be conditions precedent to all subsequent Advances:

(a)Borrower shall provide a Borrowing Base Certificate computed as of the date not more than 30 days prior to such Advance;

(b)the representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of such Advance as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date);

(c)no Event of Default or event which with the giving of notice or passage of time would constitute an Event of Default shall have occurred and be continuing on the date of such Advance nor shall either immediately result from the making of the Advance;

(d)no injunction, writ, restraining order, or other order of any nature prohibiting, directly or indirectly, the making of such Advance shall have been issued and remain in force by any governmental authority against Borrower, Guarantor, Lender or any of their Affiliates;

(e)Payment of Lender’s fees and reimbursable costs and expenses due under this Agreement with regard to the subsequent Advance, including without limitation, all filing and recording fees and appraisal fees, shall have been made to Lender;

(f)Borrower shall have received and confirmed to Lender, within thirty (30) days of the subsequent Advance, evidence satisfactory to it that all of the real property encumbered by the Note Mortgages is insured by policies of title insurance acceptable in form and substance to Lender; and

(g)Borrower shall have proivded an appraisal for each property encumbered by a Note Mortgage.

3.3Term.  This Agreement shall become effective upon the execution and delivery hereof by Borrower and Lender and shall continue in full force and effect until all Obligations are paid in full. Borrower may request Advances from the date the conditions set forth in Section 3.1 are satisfied until the earlier of (the earliest of these dates, the “Termination Date”): (i) March 10, 2023 (as it may be extended pursuant to Section 2.8) (the “Initial Maturity Date”); (ii) the date Borrower terminates the Loan, or (iii) the date Lender terminates the Loan following an Event of Default. If not earlier due as provided herein, all outstanding principal and unpaid accrued interest shall be due and payable on the Maturity Date. The foregoing notwithstanding,

Lender shall have the right to terminate its obligations under this Agreement immediately and without notice upon the occurrence and during the continuation of an Event of Default.

3.4Intentionally Omitted.

3.5Effect of Termination.  On the Termination Date, all Obligations shall immediately become due and payable without notice or demand.  No termination of this Agreement, however, shall relieve or discharge Borrower of Borrower’s duties, Obligations, or covenants hereunder, and Lender’s continuing security interests in the Collateral shall remain in effect until all Obligations have been fully paid and Lender’s obligation to provide Advances hereunder is terminated.

3.6Early Termination by Borrower.  Borrower has the option, at any time upon thirty (30) days prior written notice to Lender, to terminate this Agreement by paying to Lender in full, in cash, the Obligations.

3.7Conversion to Term Loan. Upon expiration of the Initial Maturity Date (the “Conversion Date”), Borrower shall have the option of converting the Loan to a term in an amount not to exceed the lesser of (i) the Maximum Amount, or (ii) the then outstanding principal balance of the Loan as of the Initial Maturity Date (the “Loan Conversion”), and, in connection therewith, extending the Maturity Date to the second anniversary of the Conversion Date (the “Conversion Maturity Date”). Borrower shall not be entitled to any Advance from and after the Conversion Date. The Loan Conversion and the Conversion Maturity Date shall be subject to and conditioned upon the following conditions, each and all of which must occur or be satisfied (or waived by Lender in writing), as applicable, by no later than the Conversion Date:

(a)As of the Conversion Date, no Event of Default (or event which, with the giving of notice or the passage of time, or both, would become an Event of Default) shall exist under any of the Loan Documents and Borrower shall be in full compliance with each term, condition and covenant contained in this Agreement and the other Loan Documents;

(b)Borrower shall have provided Lender a written request for the Loan Conversion no later than thirty (30) days prior to the Conversion Date;

(c)There shall have occurred no material adverse change in the financial conditions of Borrower from that which existed as of the date of this Agreement;

(d)Borrower shall provide Lender with such additional assignments, agreements, promissory notes, security agreements, certificates, reports, approvals, instruments, documents, subordination agreements, financing statements and consents as Lender may reasonably request in connection with the Loan Conversion and Conversion Maturity Date; and

(e)Borrower shall pay Lender a conversion fee equal to twenty-five one hundredths percent (0.25%) of the Borrower’s Loan Amount immediately following the Loan Conversion.

4.SECURITY INTEREST.

4.1Grant of Security Interest. Borrower hereby grants to Lender a continuing security interest in all currently existing and hereafter acquired or arising Collateral in order to secure prompt repayment of any and all Obligations and in order to secure prompt performance by Borrower of each of its covenants and duties under the Loan Documents. Lender’s security interests in the Collateral shall attach to all Collateral without further act on the part of Lender or Borrower. Anything contained in this Agreement or any other Loan Document to the contrary notwithstanding, Borrower has no authority, express or implied, to dispose of any item or portion of the Collateral, except for sales in the ordinary course or as provided in this Section 4.

4.2Negotiable Collateral. In the event that any Collateral, including proceeds, is evidenced by or consists of negotiable collateral, Borrower shall, immediately upon the request of Lender, endorse and assign in blank such negotiable collateral to Lender and deliver physical possession of such negotiable collateral to Lender.

4.3Maintenance of Collateral; Collection on Notes. In the Note Files, Borrower will cause to be delivered promptly to Lender or its Custodian each of the original Eligible Notes properly endorsed (by allonge or otherwise) by Borrower, or Borrower’s seller directly, in favor of Lender or Lender’s nominee.  In the Note Files, Borrower will cause to be delivered promptly to Lender for perfecting security interests if Lender elects, an assignment of mortgagee’s interest in each Note Mortgage from Borrower (provided Lender shall not record such assignment against the property encumbered by the related Note Mortgage until such time as an Event of Default has occurred), or Borrower’s seller directly, to Lender, in recordable form.  All allonges, endorsements, and assignments shall be in a form satisfactory to Lender in its reasonable discretion.

4.4Compromise or Settlements with Respect to Eligible Notes.  Subject to limitations contained herein to the contrary, and provided there has not occurred an Event of Default, Borrower shall service and administer the Eligible Notes and the Note Mortgages in its own name (or in name of a subservicer designee). Such administration shall include, without limitation, corresponding and negotiating with the makers and/or guarantors of the Eligible Notes, collection or other proceedings under and pursuant to the Eligible Notes and related documents, entering into agreements with the makers and/or guarantors of the Eligible Notes, and taking such action as Borrower deems necessary and/or appropriate to collect upon the Eligible Notes.

4.5Exercise of Rights and Remedies with Respect to Default Under Eligible Notes. Borrower shall notify Lender in advance of any foreclosure action brought under a Note Mortgage.  In addition to other provisions contained herein, all notices to be sent to the makers of the Eligible Notes, shall be sent in the name of Borrower (or in name of a subservicer designee), unless otherwise required by law. All foreclosure proceedings are to be conducted in the name of Borrower, unless otherwise required by law.

Should Borrower be the successful bidder at foreclosure, or accept a deed in lieu of foreclosure, on any of the real property collateral which serves as security for the Eligible Notes, in consideration for Lender consenting to such transfer, Borrower shall deliver to Lender concurrently for recording a mortgage or deed of trust securing the Obligations, on all of the subject real property and fixtures in form and content satisfactory to Lender.

Provided that no Event of Default exists, should Borrower request that Lender re-deliver an Eligible Note and/or deliver a reassignment of a Note Mortgage, Lender shall deliver the requested document within five (5) Business Days provided that commercially reasonable escrow or other trust arrangements are made for the receipt and handling of the delivered documents, all without any adjustment in the Borrowing Base.

4.6Release of Security Interests in the Eligible Notes. Upon payment of an Eligible Note, Lender shall, from time to time, within five (5) Business Days subsequent to the payoff and after request therefor from Borrower, return and deliver to Borrower, the assignment in blank of such Eligible Note and its related security.

4.7Delivery of Additional Documentation Required. At any time upon the reasonable request of Lender, Borrower shall execute and deliver to Lender all financing statements, continuation financing statements, fixture filings, security agreements, chattel mortgages, pledges, assignments, endorsements of certificates of title, applications for title, affidavits, reports, notices, schedules of accounts, letters of authority, and all other documents that Lender may reasonably request, to perfect and continue to perfect Lender’s security interests in the Collateral.

4.8Power of Attorney. Effective automatically but only upon the occurrence and during the continuance of an Event of Default, Borrower hereby irrevocably makes, constitutes, and appoints Lender (and any of Lender’s officers, employees, or agents designated by Lender) as Borrower’s true and lawful attorney, with power to: (a) sign Borrower’s name on any invoice or bill of lading relating to any Account, drafts against Account Debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to Account Debtors; (b) send requests for verification of Accounts; (c) endorse Borrower’s name on any checks, notices, acceptances, money orders, drafts, or other item of payment or security associated with an Eligible Note that may come into Lender’s possession; (d) notify the post office authorities, after providing written notice to Borrower, to change the address for delivery of Borrower’s mail to an address designated by Lender, to receive and open all mail addressed to Borrower, and to retain all mail relating to the Collateral and forward all other mail to Borrower; (e) make, settle, and adjust all claims under Borrower’s policies of insurance and make all determinations and decisions with respect to such policies of insurance; and (f) settle and adjust disputes and claims respecting the accounts or Eligible Notes directly with account debtors or the makers thereof, for amounts and upon terms which Lender determines to be reasonable, and Lender may cause to be executed and delivered any documents and releases which Lender determines to be necessary. The appointment of Lender as Borrower’s attorney, and each and every one of Lender’s rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully and finally repaid and performed and Lender’s obligation to extend credit hereunder is terminated.

4.9Right to Inspect. Lender (through any of its officers, employees, or agents) shall have the right, upon no less than (10) Business Days advance written notice to Borrower, to inspect Borrower’s Books and to check, test, and appraise the Collateral in order to verify Borrower’s financial condition or the amount, quality, value, condition of, or any other matter relating to, the Collateral; provided, however, Lender’s appraisal of the Collateral under this

Section 4.9 shall only occur after the occurrence of an Event of Default.  Inspections are to occur during Borrower’s business hours.

5.REPRESENTATIONS AND WARRANTIES.

Borrower represents and warrants to Lender as follows.  Any request for an Advance will be deemed a representation by Borrower that all of the following representations and warranties are true, correct and complete as of the time of the request, unless they relate exclusively to an earlier date.  Borrower shall promptly notify Lender in writing of any change in circumstances that would affect the accuracy of any representation or warranty, unless the representation and warranty specifically relates to an earlier date.

5.1No Prior Encumbrances. Borrower has good and indefeasible title to the Collateral, free and clear of liens, claims, security interests, or encumbrances, except for Permitted Liens.

5.2Bona Fide Obligation. Each Eligible Note is a bona fide, good, valid, and subsisting obligation of the account debtor thereunder, and, to Borrower’s knowledge, there are no facts which impair or will impair the validity of any such Eligible Note.

5.3No Defenses or Setoffs. To Borrower’s knowledge, each Eligible Note and each Note Mortgage is free of any claim for credit, deduction, discount, allowance, defense (including the defense of usury), dispute, counter-claim, or setoff.

5.4Enforceable Agreements. Each Eligible Note and Note Mortgage is enforceable according to its terms against each named account debtor thereon or trustor thereunder, and complies with all applicable federal, state, and local laws, regulations, and requirements.

5.5Correct Loan Terms. To Borrower’s knowledge, each Eligible Note correctly sets forth the loan terms between Borrower and the account debtor thereunder, including, without limitation, the interest rate applicable thereto.

5.6Further Advances on Eligible Notes. To Borrower’s knowledge, there are no further advances or lending or other Obligations to be made by the holder of any Eligible Note to the makers thereof, except as otherwise disclosed to Lender at or prior to the time of pledging of the applicable Eligible Note.

5.7Compliance with Laws. To Borrower’s knowledge, all applicable state and federal laws (including any applicable usury and/or truth-in-lending statutes) have been complied with in conjunction with the Collateral, the non-compliance with which would have an adverse impact on the value, enforceability, or collectability of the Collateral.

5.8Commercial Transactions.  Each Note evidences a commercial transaction and each property encumbered by a Note Mortgage is either (i) real property that is not used for residential purposes, or (ii) a residential property that is being encumbered as part of a commercial transaction.

5.9Authority To Assign. Borrower has such title to the Eligible Notes and Note Mortgages as it acquired, and full right and authority to pledge, assign and encumber the same.

5.10Business Location; FEIN. Borrower has one place of business, located at the address indicated in the preamble to this Agreement. Borrower’s federal identification number has been provided to Lender.

5.11Due Organization and Qualification. Borrower is duly organized and existing and in good standing under the laws of the state of its formation and qualified and licensed to do business in, and in good standing in any state where the failure to be so licensed or qualified could reasonably be expected to have a material adverse effect on the business, operations, condition (financial or otherwise), or finances of Borrower or on the value of the Collateral to Lender.

5.12Due Authorization; No Conflict. The execution, delivery, and performance of the Loan Documents are within Borrower’s limited liability company powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in Borrower’s formation documents nor will they constitute an event of default under any material agreement to which Borrower is a party or by which its properties or assets may be bound.

5.13Litigation. There are no actions or proceedings pending by or against Borrower or Guarantor before any court or administrative agency and Borrower does not have knowledge or belief of any pending, threatened, or imminent litigation, governmental investigations, or claims, complaints, actions, or prosecutions involving Borrower or Guarantor, except for ongoing collection matters in which Borrower is the plaintiff, that, if decided adversely to Borrower, would not materially impair the prospect of repayment of the Obligations or materially impair the value or priority of Lender’s security interests in the Collateral.

5.14No Material Adverse Change in Financial Condition. All financial statements relating to Borrower or Guarantor of the Obligations that have been delivered by Borrower to Lender have been prepared in accordance with GAAP and fairly present Borrower’s (or such Guarantor’s, as applicable) financial condition as of the date thereof and Borrower’s results of operations for the period then ended. There has not been a material adverse change in the financial condition of Borrower (or such Guarantor, as applicable) since the date of the latest financial statements submitted to Lender on or before the Closing Date.

5.15Solvency. Borrower and Guarantor are Solvent. No transfer of property is being made by Borrower or Guarantor and no obligation is being incurred by Borrower or Guarantor in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of Borrower or Guarantor.

5.16Employee Benefits. Each Plan is in compliance in all material respects with the applicable provisions of ERISA and the IRC. To Borrower’s knowledge, there are no outstanding liabilities under Title IV of ERISA with respect to any Plan maintained or sponsored by Borrower or any ERISA Affiliate.

5.17Cumulative. The warranties and representations set forth herein shall be cumulative and in addition to any and all other warranties and representations that Borrower now or hereafter shall give, or cause to be given, to Lender.

6.AFFIRMATIVE COVENANTS.

Borrower covenants and agrees that, as long as any credit hereunder shall be available and until full and final payment of the Obligations, and unless Lender shall otherwise consent in writing, Borrower shall do all of the following:

6.1Collateral.  Borrower shall provide to Lender or the Custodian within two (2) Business Days after each Advance the originals (if provided to Lender) or copies (if provided to the Custodian) of the Eligible Notes acquired with such Advance endorsed to Lender in form acceptable to Lender.  Borrower shall provide to Lender or the Custodian within seven (7) Business Days of Borrower’s acquisition the Note Files, including originals of the Notes endorsed to Lender in form acceptable to Lender.

6.2Debt Service Coverage Ratio.  Guarantor shall maintain a Debt Service Coverage Ratio of at least 1.50 to 1.00. The Debt Service Coverage Ratio will be tested on a quarterly basis commencing on the quarter ending March 31, 2021, and calculated as of the end of each fiscal quarter thereafter.

6.3Minimum Tangible Net Worth.  Guarantor shall maintain, on a consolidated basis, Tangible Net Worth, measured on a quarterly basis commencing on the quarter ending March 31, 2021, of not less than $175,000,000.00.

6.4Global Debt to Tangible Net Worth Ratio.  At all times during the term of the Loan, Guarantor, on a consolidated basis, shall maintain a Global Debt to Tangible Net Worth Ratio of not greater than 3.00 to 1.00, which shall be measured on a quarterly basis, commencing with the quarter ended March 31, 2021.

6.5Intentionally Omitted.

6.6Accounting System. Borrower shall maintain a standard and modern system of accounting in accordance with GAAP with ledger and account cards or computer tapes, discs, printouts, and records pertaining to the Collateral which contain information as from time to time may be reasonably requested by Lender.

6.7Financial Statements, Reports, Certificates. Borrower agrees to deliver to Lender, (a) as soon as available, but in any event, within forty five (45) days after the end of each month during each of Borrower’s fiscal years, a monthly Borrowing Base Certificate; (b) concurrently with the financial statements delivered pursuant to clauses (a) and (b) of Section 6.8 below, a Covenant Compliance Certificate; (c) as soon as available, but in any event, within forty five (45) days after the end of each quarter during each of Borrower’s fiscal years, a loan tape with respect to all Note Mortgages held by Borrower; and (d) such other documents and reports as Lender may reasonably require.

6.8Guarantor Financial Statements.  Guarantor agrees to deliver to Lender, (a) as soon as available, but in any event within forty five (45) days after the end of each quarter during each of Entity Guarantor’s fiscal years, a company prepared balance sheet, income statement and cash flow statement, covering Entity Guarantor’s operations during such period; and (b) as soon as available, but in any event no later than May 31st of each year, a balance sheet, income statement and cash flow statement, covering Entity Guarantor’s and Borrower’s consolidated operations during such period, audited by independent certified public accountants reasonably acceptable to Lender and certified, without any qualifications, by such accountants to have been prepared in accordance with GAAP, provided, however, the filing of such financial statements, in each case, with the SEC pursuant to the requirements of the Exchange Act, or similar state securities laws, presented in accordance with applicable statutory and/or regulatory requirements within the time frames as are required in accordance with such applicable statutory and/or regulatory requirements shall be deemed compliance with the provisions of this Section 6.8.  Guarantor’s audited financial statements shall include a balance sheet, profit and loss statement, and cash flow statement, and, if prepared, an accountants letter to management.

6.9Intentionally Omitted.

6.10Intentionally Omitted.

6.11Taxes.  Except for Permitted Liens, all assessments and taxes, whether real, personal, or otherwise, due or payable by, or imposed, levied, or assessed against Borrower or any of its property have been paid, and shall hereafter be paid in full, before delinquency or before the expiration of any extension period. Borrower shall make due and timely payment or deposit of all federal, state, and local taxes, assessments, or contributions required of it by law,. Borrower will make timely payment or deposit of all tax payments and withholding taxes required of it by applicable laws, including those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes. Except for Permitted Liens, Borrower shall pay, or shall cause to be paid, in full, before delinquency or before the expiration of any extension period, all assessments and taxes, whether real, personal, or otherwise, due or payable by, or imposed, levied, or assessed against any of the makers under the Eligible Notes relating to the property which secures the Eligible Notes.

6.12Insurance.

(a)Borrower will obtain and maintain, or cause the owners of the real property encumbered by the Note Mortgages to obtain and maintain, (i) insurance of the type necessary to insure the applicable real property improvements and chattels for an amount equal to the lesser of (1) the unpaid principal balance of the underlying note, or (2) the after repaired appraised value of the real property that is the subject of the Note Mortgage, against any loss by fire, lightning, windstorm, hail explosion, aircraft, smoke damage, vehicle damage, and other risks from time to time included under “extended coverage” policies, but in any event in amounts sufficient to prevent Borrower from becoming a co-insurer under such policies in amoutns consistent with Borrower’s underwriting guidelines and policies, and (ii) combined single limit bodily injury and property damages insurance against any loss, liability, or damages on, about, or relating to each parcel of real property, in an amount of not less than Five Hundred Thousand Dollars ($500,000.00), with such deductibles as Borrower determines in its reasonable discretion.

(b)All insurance required herein shall be written by companies of recognized financial standing, shall contain the terms and provisions customarily required by Borrower of its customers that obtain financing secured by real property, and shall be consistent with the underwriting guidelines and policies.

(c)Borrower shall give Lender prompt notice of any loss covered by such insurance and Lender shall have the right to adjust any loss to the extent of Borrower’s rights to do so. Lender shall have the exclusive right to so adjust all losses payable under any such insurance policies without any liability to Borrower whatsoever in respect of such adjustments. Any monies received by Borrower as payment for any loss under any insurance policy including, but not limited to, the insurance policies mentioned above, shall be paid over to Lender to be applied either to the prepayment of the Obligations without premium, in such order or manner as Lender may elect, or, if no Event of Default shall exist, be disbursed to Borrower under stage payment terms satisfactory to Lender for application to the cost of repairs, replacements or restorations. All restorations shall be effected with reasonable promptness and shall be of a value at least equal to the value of the items or property destroyed prior to such damage or destruction. Upon the occurrence of an Event of Default, all prepaid premiums shall be the sole and absolute property of Lender to be applied by Lender to the payment of the Obligations in such order or form as Lender shall determine.

(d)Borrower shall not take out separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 6.12, unless Lender is included thereon as named insured with the loss payable to Lender.

(e)Borrower will obtain and maintain, or shall cause the owners of any real property encumbered by Note Mortgages to obtain and maintain, insurance substantially in the form required under Section 6.12(a) for all of the property which secures the Eligible Notes, except that the amount of insurance coverage need not exceed 100% of the value of the Eligible Notes secured by such property.

(f)If requested by Lender, Borrower will make available for Lender’s review all policies of insurance covering any Collateral during the financial and Collateral audits allowed pursuant to Section 2.7(c) hereof.

6.13No Setoffs or Counterclaims.  All payments hereunder and under the other Loan Documents made by or on behalf of Borrower shall be made without setoff or counterclaim and free and clear of, and without deduction or withholding for or on account of, any federal, state, or local taxes.

6.14Compliance with Laws.  Borrower shall comply with the requirements of all applicable laws, rules, regulations, and orders of any governmental authority, including the Fair Labor Standards Act and the Americans With Disabilities Act.

6.15Change Name.  Borrower shall provide prompt notice to Lender to change Borrower’s name, FEIN, business structure, or identity, or add any new fictious name.

6.16Use of Proceeds.  Use the proceeds of any Advance made hereunder for general corporate purposes, ongoing working capital needs of Borrower, and to pay Protective Advances, interest, principal, fees and costs (including but not limited to Lender Expenses and those fees set forth in Sections 2.7(c)) required under the Loan Documents.

7.NEGATIVE COVENANTS.

Except for intercompany loans associated with Borrower and its Affiliates that are expressly subordinated to the Loan and the Loan Documents, Borrower covenants and agrees that, until full and final payment of the Obligations, Borrower will not do any of the following without Lender’s prior written consent:

7.1Indebtedness.  Create, incur, assume, permit, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except:

(a)Indebtedness evidenced by this Agreement or any note executed by Borrower in favor of Lender relating to this Agreement;

(b)Indebtedness secured by Permitted Liens, and

(c)Permitted Indebtedness.

For the avoidance of doubt, the foregoing restrictions with respect to Indebtedness shall not apply to the Indebtedness of any wholly owned subsidiaries of the Borrower including under any warehouse or other credit facilities.

7.2Notice on Fundamental Changes.  Provide prompt notice if the Borrower enters into any acquisition, merger, consolidation, reorganization, or recapitalization, and will agree not to reclassify its membership interests, or liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution).

7.3Other Liens.  Create or permit to be created or allow to exist, other than as may be permitted under the Loan Documents, any first liens on any Collateral.

7.4Guarantee.  Guarantee or otherwise become in any way liable with respect to the obligations of any third Person where the payment of such obligation would have a material adverse effect on the financial condition of Borrower, except by endorsement of instruments or items of payment for deposit to the account of Borrower or which are transmitted or turned over to Lender.

7.5Manager; Servicer.  Change its servicer for loans constituting a portion of the Collateral, without Lender’s prior written consent in its sole and absolute discretion.

7.6Change of Control.  Cause, permit or suffer, directly or indirectly, any Change of Control.

7.7Distributions.  Make any distribution or declare or pay any fees to any of Borrower’s members if an Event of Default has occurred and is continuing, or if an Event of Default shall occur immediately upon giving effect to such distribution or payment.

7.8Accounting Methods.  Borrower will notify Lender if Borrower should modify or change its method of accounting if such change should cause a material adverse effect.

7.9Change in Location of Chief Executive Office.  Borrower covenants and agrees that it will not, without at least fifteen (15) days prior written notification to Lender, relocate its chief executive office to a new location.

7.10Suspension.  Suspend or go out of a substantial portion of its business.

7.11No Other Debt.  There shall be no other encumbrances on the Collateral, other than the encumbrance evidenced by the Loan Documents, and Borrower shall enter into no other Indebtedness without obtaining Lender’s prior written consent, which consent Lender may withhold in its sole and absolute discretion.

8.EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an event of default (each, an “Event of Default”) under this Agreement:

8.1If Borrower fails to pay when due and payable or when declared due and payable, any portion of the Obligations (whether of principal, interest (including any interest) which, but for the provisions of the Bankruptcy Code, would have accrued on such amounts), fees and charges due Lender, reimbursement of Lender Expenses, or other amounts constituting Obligations and such failure is not cured within five (5) Business Days;

8.2If Borrower fails or neglects to perform, keep, or observe any term, provision, condition, covenant, or agreement contained in this Agreement, in any of the other Loan Documents, or in any other present or future agreement between Borrower and Lender and such failure is not cured within ten (10) Business Days of written notice thereof (provided, however, that if such failure cannot reasonably be cured within ten (10) Business Days through the use of commercially reasonable and diligent efforts, then Borrower will have such additional time as is necessary to cure such failure through the use of commercially reasonable and diligent efforts, but in no event more than sixty (60) days from the date of the original written notice of such failure);

8.3If Borrower fails or neglects to perform, keep or observe any term, provision, condition, or agreement contained in any Note Mortgage beyond applicable grace or cure periods;

8.4If any material portion of Borrower’s properties or assets is attached, seized, subjected to a writ or distress warrant, or is levied upon;

8.5If an Insolvency Proceeding is commenced by Borrower;

8.6If an Insolvency Proceeding is commenced against Borrower and any of the following events occur: (a) Borrower consents to the institution of the Insolvency Proceeding against it; (b) the petition commencing the Insolvency Proceeding is not timely controverted; (c) the petition commencing the Insolvency Proceeding is not dismissed within sixty (60) calendar days of the date of the filing thereof; provided, however, that, during the pendency of such period, Lender shall be relieved of its obligation to make additional advances; (d) an interim trustee is appointed to take possession of all or a substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, Borrower; or (e) an order for relief shall have been issued or entered therein;

8.7If Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs and the same is not dismissed within five (5) days of entry of such order;

8.8Except for Permitted Liens, if a notice of lien, levy, or assessment is filed of record with respect to any of Borrower’s properties or assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, or if any taxes or debts owing at any time hereafter, to any one or more of such entities becomes a lien, whether choate or otherwise, upon any of Borrower’s properties or assets and the same is not: (i) paid on the payment date thereof, or (ii) adequately bonded against and reserved for, in a manner acceptable to Lender in its sole and absolute discretion;

8.9If a judgment or other claim in excess of One Million Dollars ($1,000,000.00) becomes a lien or encumbrance upon any material portion of Borrower’s properties or assets and the same is not paid on the payment date thereof or if any judgment or other claim less than One Million Dollars ($1,000,000.00) becomes a lien or encumbrance upon any material portion of Borrower’s properties or assets and the same is not adequately bonded against and reserved for in a manner acceptable to Lender in its sole and absolute discretion;

8.10If any material misstatement or misrepresentation exists now or hereafter in any warranty, representation, statement, or report made to Lender by Borrower or any officer, employee, agent, member, manager, or director of Borrower, the foregoing notwithstanding if the representation breached is that set forth in Sections 5.1 through 5.8 and 5.16, Lender shall not declare an Event of Default, but rather, to the extent that Lender determines that the value of the Appraised Eligible Notes should be reduced the property which is the subject of such breach shall be backed out of the Borrowing Base to the extent of such reduction, and if such computation results in an overadvance, Borrower shall immediately pay the same, or provide Lender with substitute Collateral acceptable to Lender in its sole and absolute discretion;

8.11If Guarantor fails or neglects to perform, keep, or observe any term, provision, condition, covenant, or agreement contained in Guarantor’s Guaranty;

8.12If the obligation of Guarantor or other third Person under any Loan Document is limited or terminated by operation of law, or terminated or purported to be terminated by Guarantor or other third Person thereunder, or any such Guarantor or other third Person becomes the subject of an Insolvency Proceeding; or

8.13With respect to any Plan, the occurrence of any event which could reasonably be expected to have a material adverse effect on the financial condition of Borrower.

9.LENDER’S RIGHTS AND REMEDIES.

9.1Rights and Remedies. In addition to the remedies set forth in the other Loan Documents and any of the Note Mortgages, upon the occurrence of an Event of Default and the lapse of any cure period under section 8.2, Lender may, at its election, with notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrower:

(a)Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable;

(b)Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement, under any of the Loan Documents, or under any other agreement between Borrower and Lender;

(c)Terminate this Agreement and any of the other Loan Documents as to any future liability or obligation of Lender, but without affecting Lender’s rights and security interests in the Collateral and without affecting the Obligations;

(d)Without notice to or demand upon Borrower or any guarantor, make such payments and do such acts as Lender considers necessary or reasonable to protect its security interests in the Collateral. Borrower authorizes Lender to pay, purchase, contest, or compromise any encumbrance, charge, or lien that in Lender’s determination appears to conflict with its security interests and to pay all expenses incurred in connection therewith;

(e)Without notice to Borrower (such notice being expressly waived), and without constituting a retention of any Collateral in satisfaction of an obligation (within the meaning of Section 9-505 of the Code), set off and apply to the Obligations any and all (i) balances and deposits of Borrower held by Lender, or (ii) indebtedness at any time owing to or for the credit or the account of Borrower held by Lender;

(f)Hold, as cash collateral, any and all balances and deposits of Borrower held by Lender to secure the full and final repayment of all of the Obligations;

(g)Prepare for sale, advertise for sale, and sell the Collateral in accordance with the procedures set forth in Section 9.1(h). Lender is hereby granted a license or other right to use, without charge, Borrower’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in advertising for sale, and selling any Collateral, and Borrower’s rights under all licenses and all franchise agreements shall inure to Lender’s benefit;

(h)Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower’s premises) as Lender determines is commercially reasonable.  Any party, including Borrower, Guarantor and any affiliate of Borrower or Guarantor, may bid at any such sale of any Collateral.  It is not necessary that the Collateral be present at any such sale;

(i)Without regard to any waste, adequacy of the security or solvency of Borrower, apply for the appointment of a receiver of the Collateral, to which appointment Borrower hereby consents, whether or not foreclosure proceedings have been commenced under any security documents and whether or not a foreclosure sale has occurred.

9.2Remedies Cumulative. Lender’s rights and remedies under this Agreement, the other Loan Documents, and all other agreements shall be cumulative. Lender shall have all other rights and remedies as provided under the Code, by law, or in equity. No exercise by Lender of one right or remedy shall be deemed an election, and no waiver by Lender of any Event of Default shall be deemed a continuing waiver. No delay by Lender shall constitute a waiver, election, or acquiescence by it.

9.3Foreclosure Not A Discharge.  Foreclosure shall not operate as a discharge to Borrower’s Obligations to Lender as to Hazardous Materials and the indemnity provisions in Section 11. The indemnity provisions in Section 11 shall not be discharged or affected in any way by foreclosure or by Lender’s acceptance of a deed in lieu thereof.

10.TAXES AND EXPENSES REGARDING THE COLLATERAL.

If Borrower fails to pay, or cause the payment of, any monies, except for Permitted Liens, (whether taxes, rents, assessments, insurance premiums, or otherwise) due to third Persons, or fails to make any deposits or furnish any required proof of payment or deposit, all as required under the terms of this Agreement, or the other Loan Documents, then, to the extent that Lender determines that such failure by Borrower could have a material adverse effect on Lender’s interests in any part of the Collateral, in its discretion and without prior notice to Borrower, Lender may do any or all of the following: (a) make payment of the same or any part thereof; (b) set up such reserves in Borrower’s loan account as Lender deems necessary to protect Lender from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type described in Section 6.12, and take any action with respect to such policies as Lender deems prudent. Any such amounts paid by Lender shall constitute Lender Expenses.  Any such payments made by Lender shall not constitute an agreement by Lender to make similar payments in the future or a waiver by Lender of any Event of Default under this Agreement.  Lender need not inquire as to, or contest the validity of, any such expense, tax, security interest, encumbrance, or lien and the receipt of the usual official notice for the payment thereof shall be conclusive evidence that the same was validly due and owing.

11.WAIVERS; INDEMNIFICATION.

11.1Demand; Protest; etc. Borrower waives presentment, demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Lender on which Borrower may in any way be liable.  The foregoing shall not be deemed to be a waiver by Borrower of any requirement of notice from Lender contained herein or in the Loan Documents.

11.2Lender’s Liability for Collateral. So long as Lender complies with its obligations, if any, under Section 9207 of the Code, Lender shall not in any way or manner be liable or responsible for: (a) the safekeeping of the Collateral (other than its role as Custodian); (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person; notwithstanding the above, Lender will be responsible for its role as Custodian and the general protections of the Collateral generally in compliance with applicable law. All risk of loss, damage, or destruction of the Collateral shall be borne by Borrower.

11.3Indemnification. Borrower agrees to defend, indemnify, save, and hold harmless all Indemnified Persons for, from, and against: (a) all obligations, demands, claims, and liabilities claimed or asserted by any other Person arising out of or relating to the transactions contemplated by this Agreement or any other Loan Document including, but not limited to, those claimed by any broker or finder, and (b) all Losses, and (c) all losses (including attorneys’ fees) suffered or incurred by any Indemnified Person, whether as a holder of security interests in Collateral, as mortgagee in possession, or as successor in interest to Borrower as owner of any Collateral by virtue of foreclosure or acceptance of a deed or other transaction in lieu of foreclosure, or after partial or total reconveyance of the mortgage, arising from, in respect of, as a consequence of (whether foreseeable or unforeseeable) or in connection with the use, storage, disposal, generation, transportation, spill or treatment of any Hazardous Materials at or related to any Collateral whether or not originating or emanating from Collateral. This provision shall survive the termination of this Agreement. Notwithstanding the foregoing, Borrower shall not be required to indemnify and hold harmless any Indemnified Persons against Losses or claims arising from such Indemnified Person’s gross negligence, intentional misconduct or violation of law, regulation, ordinance, code, decree or order.

12.NOTICES.

Unless otherwise provided in this Agreement, all notices, requests, demands and other communications provided for under the Loan Documents shall be in writing and shall be (a) personally delivered, (b) sent by first class United States mail, (c) sent by overnight courier of national reputation, (d) transmitted by email, in each case delivered or sent to the party to whom notice is being given to the business address or email address set forth below as to each party, at such other business address or email address as it may hereafter designate in writing to the other party pursuant to the terms of this Section.  All such notices, requests, demands and other communications shall be deemed to be an authenticated record communicated or given on (a) the date received if personally delivered, (b) two Business Days after deposit in the mail if delivered by mail, (c) the date delivered to the courier if delivered by overnight courier, or (d) the date of transmission if sent by email, provided that confirmation of delivery is received for any email notice and further provided that immediately following any email notice additional notice shall be sent in any other manner authorized hereunder to supplement the email notice.

If to Borrower:	InPoint REIT Operating Partnership, LP c/o SPCRE InPoint Advisors, LLC 375 Park Avenue, 33rd Floor New York, NY 10152 Attn: Jason Fruchtman Email: jfruchtman@soundpointcap.com

With a copy to:	InPoint REIT Operating Partnership, LP c/o SPCRE InPoint Advisors, LLC 375 Park Avenue, 33rd Floor New York, NY 10152 Attn: Marc Tolchin Email: mtolchin@soundpointcap.com
If to Lender:	Western Alliance Bank 2701 East Camelback Road Suite 110 Phoenix, Arizona 85016 Attn: Note Finance Dept. Email: notefinancing@westernalliancebank.com
docs@westernalliancebank.com
With a copy to:	Ballard Spahr LLP One Summerlin, 1980 Festival Plaza Drive Suite 900 Las Vegas, NV 89135 Attn: Bruce F. Johnson, Esq. Email: johnsonbf@ballardspahr.com

The failure of a party to provide notice to either law firm shall not affect the validity of any notice otherwise properly sent to the other party.

13.GOVERNING LAW; CONSENT TO JURISDICTION.

13.1Substantial Relationship.  The parties understand and agree that the payment obligations of Borrower are to be performed in the State of Arizona, which state the parties agree has a substantial relationship to the parties and to the underlying transaction embodied by this Agreement and the Loan Documents.

13.2GOVERNING LAW; JURISDICTION.  THIS AGREEMENT AND EACH OF THE OTHER LOAN DOCUMENTS HAS BEEN DELIVERED IN ARIZONA, AND SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF ARIZONA, WITHOUT GIVING EFFECT TO ITS CONFLICT OF LAWS PRINCIPLES.  THE COURTS IN MARICOPA COUNTY, ARIZONA, FEDERAL OR STATE, SHALL HAVE EXCLUSIVE JURISDICTION OF ALL LEGAL ACTIONS ARISING OUT OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS.  BY EXECUTING THIS AGREEMENT, BORROWER CONSENTS AND SUBMITS TO THE JURISDICTION OF THE FEDERAL AND STATE COURTS IN MARICOPA COUNTY, ARIZONA.

14.Waiver Of Jury Trial And Certain Damage Claims.  BORROWER AND LENDER AND ANY OTHER PARTY LIABLE FOR BORROWER’S OBLIGATIONS EACH HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, THE PROMISSORY NOTE OR ANY OF THE OTHER LOAN DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS (WHETHER SUCH CASE OR CONTROVERSY IS INITIATED BY OR AGAINST LENDER OR IN WHICH LENDER IS JOINED AS A PARTY LITIGANT), WHICH CASE OR CONTROVERSY ARISES OUT OF, OR IS IN RESPECT TO, ANY RELATIONSHIP AMONGST OR BETWEEN BORROWER, ANY SUCH PERSON, AND LENDER.  EXCEPT TO THE EXTENT EXPRESSLY PROHIBITED BY LAW, BORROWER HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION REFERRED TO IN THE PRECEDING SENTENCE ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES.  BORROWER (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF LENDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT LENDER WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (B) ACKNOWLEDGES THAT LENDER HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS TO WHICH IT IS A PARTY BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS CONTAINED HEREIN. BORROWER MAKES THE FOREGOING WAIVER (IN WHICH LENDER JOINS) KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY, AND UNDERSTANDS THAT LENDER, IN THE ESTABLISHMENT AND MAINTENANCE OF ITS RELATIONSHIP WITH BORROWER, IS RELYING THEREON.

15.GENERAL PROVISIONS.

15.1Effectiveness. This Agreement shall be binding and deemed effective when executed by Borrower and Lender.

15.2Successors and Assigns. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, however, that Borrower may not assign this Agreement or any rights or duties hereunder without Lender’s prior written consent, which shall not be unreasonably delayed or withheld, and any prohibited assignment shall be absolutely void. No consent to an assignment by Lender shall release Borrower from its Obligations. Lender may assign this Agreement and its rights and duties hereunder with written notice and approval by Borrower, which shall not be unreasonably delayed or withheld, in connection with any such assignment. Lender reserves the right to sell, assign, transfer, negotiate, or grant participations in all or any part of, or any interest in Lender’s rights and benefits hereunder. In connection with any such assignment or participation, Lender may disclose all documents and information which Lender now or hereafter may have relating to Borrower or Borrower’s business. To the extent that Lender assigns its rights and obligations hereunder to a third Person, Lender shall thereafter be released from such assigned obligations to Borrower and such assignment shall effect a novation between Borrower and such third Person.

15.3Section Headings. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each section applies equally to this entire Agreement.

15.4Interpretation. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against Lender or Borrower, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all parties hereto.

15.5Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal-enforceability of any specific provision.

15.6Amendments in Writing. This Agreement cannot be changed or terminated orally. All prior agreements, understandings, representations, warranties, and negotiations, if any, are merged into this Agreement.

15.7Counterparts; Executed Copies. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Electronic PDF signatures shall be as effective as original executed counterparts of this Agreement.

15.8Revival and Reinstatement of Obligations. If the incurrence or payment of the Obligations by Borrower or any guarantor of the Obligations or the transfer by either or both of such parties to Lender of any property of either or both of such parties should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, and other voidable or recoverable payments of money or transfers of property (collectively, a “Voidable Transfer”), and if Lender is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that Lender is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of Lender related thereto, the liability of Borrower and Guarantor automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

15.9Lending Relationship. Nothing contained in this Agreement or any of the other Loan Documents shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent, partnership, joint venture or any association between Borrower and Lender, it being expressly understood and agreed that nothing contained in this Agreement or the other Loan Documents shall be deemed to create any relationship between Borrower and Lender other that the relationship of borrower and lender.

15.10Integration. This Agreement, the exhibits attached hereto and the other Loan Documents contain the entire agreement and understanding of the parties with respect to the subject matter hereof, supersede all other prior understandings, oral or written, with respect to the subject matter hereof, and are intended by Lender and Borrower as the final, complete and exclusive statement of the terms agreed to by them.

Exhibit 10.1

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed.

BORROWER:

INPOINT REIT OPERATING PARTNERSHIP, LP, a Delaware limited partnership

By:  InPoint Commercial Real Estate Income, Inc., a Maryland corporation, its general partner

By: /s/ Jason Fruchtman

Name: Jason Fruchtman

Title: Authorized Signatory

LENDER:

WESTERN ALLIANCE BANK,
an Arizona corporation

By: /s/ Seth Davis

Name: Seth Davis

Title:Senior Director

[Signature Page to Loan and Security Agreement]

EXHIBIT A

BORROWING BASE CERTIFICATE

Monthly Settlement Report
ABC
As of June 7, 2016

I. Computation of Unpaid Principal Balance	Jun-16	
Beginning Unpaid Principal Balance of Pledged Assets	$	-
Unpaid Principal Balance of Pledged Assets Added to Line	$	-
Unpaid Principal Balance of Pledged Assets Removed from Line	$	-
Unpaid Principal Balance of Pledged Assets Changed due to Loan Amortization, Pay Downs, Line Increases	$	-
Ending Unpaid Principal Balance of Pledged Assets	$	-

II. Computation of Real Estate Value		
Beginning Real Estate Value of Pledged Assets	$	-
Real Estate Value of Pledged Assets Added to Line	$	-
Real Estate Value of Pledged Assets Removed from Line	$	-
Change in Real Estate Value of Pledged Assets due to Appraisals	$	-
Ending Real Estate Value of Pledged Assets	$	-

III. Computation of Eligible Collateral Value		
Beginning Eligible Collateral Value of Pledged Assets	$	-
Eligible Collateral Value of Pledged Assets Added to Line	$	-
Eligible Collateral Value of Pledged Assets Removed from Line	$	-
Eligible Collateral Value of Pledged Assets Changed due to Loan Amortization, Pay Downs, Line Increases	$	-
Ending Eligible Collateral Value	$	-

IV. Computation of Aggregate Advance Basis		
Beginning Aggregate Advance Basis	$	-
Aggregate Advance Basis of Pledged Assets Added to Line	$	-
Aggregate Advance Basis of Pledged Assets Removed from Line	$	-
Aggregate Advance Basis of Pledged Assets Changed due to Loan Amortization, Pay Downs, Line Increases	$	-
Ending Aggregate Advance Basis	$	-

V. Computation of Borrowing Base		
Commitment	$	-
Withheld Commitment	$	-
Borrowing Limit	$	-
<u>Borrowing Base</u>		
Beginning Facility Amount	$	-
Loan Advances / Reductions	$	-
Ending Facility Amount	$	-
Availability	$	-
Collateral Deficiency	$	-
Loan to Unpaid Principal Balance		#DIV/0!
Loan to Real Estate Value		#DIV/0!
Loan to Eligible Collateral Value		#DIV/0!

The undersigned represents and warrants that this Borrowing Base Certificate is true and correct statement of the Borrowing Base, and that the information contained herein is true and correct in all material respects. The undersigned further represents and warrants that (i) there is no Default or Event of Default occurring or continuing under any of the Facility Documents, (ii) all representations and warranties contained in the Facility Documents are true and correct in all material respects, and (iii) all amounts reflected herein have been determined and calculated in strict compliance with the provisions of the Facility Documents and the Exhibits and Schedules thereto. Capitalized terms used herein and not otherwise defined herein shall have the meanings specified in the Facility Documents.

ABC

Signed:

Title:

WAB Reviewer

Signed:

Title:

WAB Approval

Signed:

Title:

WAB Additional Approval

Signed:

Title:

A-1

EXHIBIT B

ALLONGE AND ENDORSEMENT

This Allonge and Endorsement is attached to and made a physical part of that certain Promissory Note dated __________, 20__, in the principal amount of __________________, made by _______________________(“Maker”), in favor of ____________________________, a _____________________ limited liability company (the “Note”).  The undersigned is the holder and owner of the Note.

The Note is hereby endorsed as follows:

“Pay to the order of __________________________, pursuant to the Loan and Security Agreement, dated effective [__________], 2021, as amended from time to time.”

Dated:  __________________ ___, 20____

__________________________,
a _______________ limited liability company

By:

Name:

Title:

B-1

EXHIBIT C

COLLATERAL ASSIGNMENT OF DEED OF TRUST

[Please see attached]

WHEN RECORDED, RETURN TO:

________________________

________________________

________________________

________________________

COLLATERAL ASSIGNMENT OF BENEFICIAL INTEREST

OF MORTGAGE

THIS COLLATERAL ASSIGNMENT OF BENEFICIAL INTEREST OF MORTGAGE (the “Assignment”), made this _____ day of ______________, 20___ by and between _____________________________, a ___________________________ limited liability company, whose address is [____________________], hereinafter called “Assignor”, and WESTERN ALLIANCE BANK, whose address is 2701 East Camelback Road, Suite 110, Phoenix, Arizona 85016, hereinafter called “Assignee,” pursuant to that Loan and Security Agreement, dated [___________] [___], between Assignor and Assignee (as amended, the “Security Agreement”).  Capitalized terms not otherwise defined in this Assignment shall have the meanings ascribed to them in the Security Agreement.

WHEREAS, Assignor is indebted to Assignee, pursuant to the terms of the Security Agreement, and has agreed to secure same by, inter alia, granting a collateral assignment of the Mortgage hereinafter described;

WHEREAS, Assignor is the owner of the beneficial interest under that certain mortgage (the “Original Mortgage”), by and among Assignor, as mortgagee; and Assignee as mortgagor; dated _______________, and recorded on __________________ as Instrument No. ____________ in the office of the County Recorder of ________ County, ____________, as amended from time to time (the Original Mortgage and any amendments, hereinafter collectively referred to as the “Mortgage”); which Mortgage encumbers the real property describe on Exhibit C-1 attached hereto.

WHEREAS, Assignor desires to collaterally assign the beneficial interest under the Mortgage, to secure the Obligations arising under the terms of the Security Agreement;

NOW, THEREFORE, for the purposes of securing the payment of Obligations, Assignor hereby collaterally assigns, conveys, transfers and sets over unto Assignee, all of its rights, powers, privileges, and proceeds and avails of the beneficial interest created and of the interest of the beneficiary under the Mortgage.

1.Assignee understands and agrees that this Assignment is subject to all the terms and conditions of the Mortgage, except as specifically modified hereby.

2.Upon satisfaction in full of the Obligations, Assignee herein shall thereafter have no right, title, interest, claim, lien or demand in and to any of the remaining property held under the Mortgage.  Further, upon satisfaction of the covenants of the Mortgage by the mortgagor named therein, both Assignor and Assignee agree between themselves and for the benefit of the grantor named in the Mortgage, that each shall execute such instruments and documents as are reasonably necessary, in order to release and discharge the Mortgage as a lien against the real property secured therein.

3.Assignor shall have the right to receive all payments under the Mortgage until Assignee advises Assignor in writing of the existence of a default under the Security Agreement.

4.Upon satisfaction in full of the Obligations and any further amounts due and owing to Assignee under the provisions hereof, this Assignment shall become null and void and have no further force and effect, and Assignor shall thereupon hold the property then remaining free and clear of any right, title, claim, lien or interest of Assignee.

[SIGNATURES APPEAR ON FOLLOWING PAGES.]

IN WITNESS WHEREOF, the parties have executed this Assignment to be effective as of the date first written above.

ASSIGNOR:

__________________________,
a _______________ limited liability company

By:

Name:

Title:

STATE OF )

) ss.

COUNTY OF )

Acknowledged before me this ____ day of __________, ____, by ______________, the _______________ of ________________________________ a ____________________ limited liability company, on behalf of the company.

IN WITNESS WHEREOF, I hereunto set my hand and official seal.

My Commission Expires:	NOTARY PUBLIC

ASSIGNEE:

WESTERN ALLIANCE BANK, an Arizona corporation By: ______________________________ Name: ____________________________ Its: _______________________________

STATE OF ARIZONA)

) ss.

COUNTY OF MARICOPA)

Acknowledged before me this ____ day of __________, ____, by _____________________________, a _________________ of WESTERN ALLIANCE BANK, an Arizona corporation, on behalf of the corporation.

IN WITNESS WHEREOF, I hereunto set my hand and official seal.

My Commission Expires:	NOTARY PUBLIC

EXHIBIT C-1

[Legal Description]

EXHIBIT D

Covenant Compliance Certificate

[Please see attached]

COMPLIANCE CERTIFICATE

BORROWER:	InPoint REIT Operating Partnership, LP
LENDER:	Western Alliance Bank, an Arizona corporation
TODAY’S date:	____/____/20__
Reporting PERIOD ENDED:	____/____/20__

This certificate is delivered to Lender under the Loan and Security Agreement dated effective as of March 10, 2021 with any and all subsequent Loan Modifications between Borrower and Western Alliance Bank, an Arizona corporation (the “Agreement”), all the defined terms of which have the same meanings when used herein.

I hereby certify that: (a) I am, and at all times mentioned herein have been, the duly elected, qualified, and acting officer of Borrower designated below; (b) to the best of my knowledge, the financial statements of Borrower from the period shown above (the “Reporting Period”) and which accompany this certificate were prepared in accordance with GAAP and present fairly the financial condition of Borrower as of the end of the Reporting Period and the results of its operations for the Reporting Period; (c) all of the representations and warranties made by Borrower in Section 5 of the Agreement are true and correct in all material respects on the date of this certificate as if made on this date; (d) a review of the Agreement and of the activities of Borrower during the Reporting Period has been made under my supervision with a view to determining Borrower’s compliance with the covenants, requirements, terms, and conditions of the Agreement, and such review has not disclosed the existence during or at the end of the Reporting Period (and I have no knowledge of the existence as of the date hereof) of any Default or Event of Default, except as disclosed herein (which specifies the nature and period of existence of each Default or Event of  Default, if any, and what action Borrower has taken, is taking, and proposes to take with respect to each); and (e) the calculations described herein evidence that Borrower is in compliance with the requirements of the Agreement at the end of the Reporting Period (or if Borrower is not in compliance, showing the extent of non-compliance and specifying the period of non-compliance and what actions Borrower proposes to take with respect thereto).

Borrower
By:
Name:
Title:

All financial calculations set forth herein are as of the end of the Reporting Period.

I.	DEBT SERVICE COVERAGE (Section 6.2 of the Agreement)

Debt Service Coverage Ratio for InPoint Commercial Real Estate Income, Inc. is:
EBITDA for the previous 3 calendar months (T3M)	$
Divided by: Debt Service	$
DEBT SERVICE COVERAGE RATIO	____:1.00
MINIMUM REQUIRED	1.50:1.00
In compliance?	☐Yes ☐No
II.	TANGIBLE NET WORTH (Section 6.3 of the Agreement)

The Tangible Net Worth for InPoint Commercial Real Estate Income, Inc. is:
Total Assets	$
Minus: Intangible Assets & Loans to Stakeholders	$
Minus: Total Liabilities	$
TANGIBLE NET WORTH	$
REQUIRED MINIMUM	$175,000,000.00
In compliance?	☐Yes ☐No
III.	BORROWER LEVERAGE RATIO (Section 6.4 of the Agreement)

The Leverage Ratio for InPoint Commercial Real Estate Income, Inc. is:
Total Liabilities:	$
Divided by: Adjusted Tangible Net Worth (see above)	$
TOTAL LIABILITIES / ADJUSTED TANGIBLE NET WORTH :	__:1
MAXIMUM PERMITTED	3.00:1
In compliance?	☐Yes ☐No
IV.	OTHER INDEBTEDNESS (Section 7.1 of the Agreement)

Total Other Indebtedness except Trade Obligations:	$
MAXIMUM PERMITTED	$0.00
In compliance?	☐Yes ☐No
V.	REPORTING REQUIREMENTS (Schedule 6.7 and 6.8 of the Agreement)

Financial Reporting Requirements Current?	☐Yes ☐No

DEFAULTS OR EVENTS OF DEFAULT

Disclose nature and period of existence and action being taken in connection therewith; if none, write “None”:  ___________________________________________________________________

_______________________________________________________________________________

_______________________________________________________________________________

EXHIBIT E

Borrowing Base Limits and Sublimits

E-1